UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 28, 2018

Date of Report

Q BioMed Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-193328	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP	10022
(Address of principal executive offices)	(Zip Code)

(212) 588-0022

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On December 28, 2018, we commenced litigation against BioNucleonics, Inc. (“BNI”) and parties related to BNI in the Supreme Court of New York, New York County. The litigation stems from a license agreement that we entered into with BNI in 2016 and amended from time to time. Under the agreement with BNI, we were granted a worldwide, exclusive license on certain BNI intellectual property and the option to acquire the BNI IP within three years of the agreement. The BNI IP consists of generic Strontium Chloride SR89 (generic Metastron®) (“SR89”) and all of BNI’s intellectual property relating to it (“BNI IP”). SR89 is a radiopharmaceutical therapeutic for cancer bone pain therapy.

In exchange for the consideration, we agreed, upon reaching various milestones, to issue to BNI an aggregate of up to 110,000 shares of common stock and to provide funding to BNI for an aggregate of $850,000 in cash. Under the agreement, once we have funded up to $850,000 in cash, we may exercise the option to acquire the BNI IP at no additional charge. By our accounts, we have provided BNI with over $950,000 in cash. We have exercised our option to acquire the BNI IP, but BNI has not transferred the BNI IP to us. As a result, we have commenced litigation to, among other actions, obtain all of the BNI IP. We also seek judgments against BNI and related parties for the misappropriation of funds, breach of contract, fraud and fraudulent inducement.

Our Verified Complaint against BNI and its related parties is publicly available on the website of the New York Unified Court System and may be found at https://iapps.courts.state.ny.us/fbem/DocumentDisplayServlet?documentId=189dAPiWb5F7AwCrYRPzKw==&system=prod

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.

Date: January 7, 2019	By:	/s/ William Rosenstadt
	Name:	William Rosenstadt
	Title:	Chief Legal Officer